UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 7, 2021 (October 5, 2021)

CALERES, INC.

(Exact name of registrant as specified in its charter)

New York	1-2191	43-0197190
(State or other jurisdiction of
incorporation or organization)	(Commission File Number)	(IRS Employer Identification Number)

8300 Maryland Avenue St. Louis, Missouri	63105
(Address of principal executive offices)	(Zip Code)

(314) 854-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value of $0.01 per share	CAL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On October 5, 2021, Caleres, Inc. (the “Company”) and certain of its subsidiaries as co-borrowers and guarantors (Sidney Rich Associates, Inc., BG Retail, LLC, Allen Edmonds LLC, Vionic International LLC and Vionic Group LLC (collectively with the Company, the “Borrowers”)) entered into a Fifth Amendment to Fourth Amended and Restated Credit Agreement dated as of October 5, 2021 (the “Amendment”) with a group of lenders named in the Credit Agreement (as hereinafter defined) (collectively, the “Lenders”) and Bank of America, N.A., as administrative agent and collateral agent. The Amendment amended the Fourth Amended and Restated Credit Agreement, dated as of December 18, 2014 (as amended, the “Credit Agreement”).

The Amendment, among other modifications to the Credit Agreement, extends the maturity date of the Credit Agreement from January 18, 2024, to October 5, 2026, and decreases the amount of the senior secured revolving credit facilities available to the Borrower by $100.0 million to an aggregate amount of up to $500.0 million, subject to the calculated borrowing base restrictions, which may be further increased by up to $250.0 million (increased from $150.0 million by the Amendment), which may be further increased to account for excess borrowing base, from time to time during the term of the Credit Agreement, subject to the approval of the lenders assuming a portion thereof. Under the Credit Agreement, the Borrowers’ obligations are secured by a first-priority security interest in all accounts receivable, inventory and certain other collateral.

As of August 28, 2021, the Company had approximately $132.5 million of credit extensions outstanding (including outstanding letters of credit), and approximately $328.2 million available for borrowing, under the Credit Agreement.

Interest on borrowings is at variable rates based on the LIBOR rate (with a floor of 0.00%) or the prime rate, as defined in the Credit Agreement, plus a spread based upon the level of “excess availability” under the Credit Agreement (i.e., the excess, if any, of (a) the lesser of the then Loan Cap, over (b) the outstanding credit extensions). There is an unused line fee payable on the excess availability under the facility and a letter of credit fee payable on the outstanding exposure under letters of credit. The Amendment decreased the spread applied to the LIBOR rate or the prime rate by a total of 75 basis points and increases the unused line fee by 5 basis points. The Amendment removes the restriction on the ability of the Borrowers to draw upon amounts available under the Credit Agreement in excess of $450.0 million if the draw would cause the Borrowers to have greater than $60.0 million in the aggregate in its deposit accounts.

The Credit Agreement contains customary events of default, including, without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to similar obligations, certain events of bankruptcy and insolvency, judgment defaults and the failure of any guaranty or security document supporting the agreement to be in full force and effect. An event of default under the Credit Agreement will allow the administrative agent to accelerate, and upon certain events of bankruptcy and insolvency will automatically accelerate, the amounts due under the Credit Agreement. In addition, certain additional covenants would be triggered if excess availability were to fall below specified levels, including fixed charge coverage ratio requirements. Furthermore, if excess availability falls below the greater of 10.0% of the Loan Cap and $40.0 million (decreased from $48.0 million by the Amendment) for three consecutive business days or an event of default occurs, the collateral agent may assume dominion and control over the Company’s cash (a “cash dominion event”) until such event of default is cured or waived or the excess availability exceeds such amount for 30 consecutive days, provided that a cash dominion event shall be deemed continuing (even if an event of default is no longer continuing and/or excess availability exceeds the required amount for thirty (30) consecutive business days) after a cash dominion event has occurred and been discontinued on two (2) occasions in any twelve (12) month period.

Some of the Lenders under the Credit Agreement and/or their affiliates have or may have had various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including investment banking, underwriting, commercial banking, letters of credit, for which the Lenders and/or affiliates receive customary fees and, in some cases, out-of-pocket expenses.

The foregoing description is only a summary and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03. Entry into a Material Definitive Agreement.

The information provided above in response to Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1

Fifth Amendment to Fourth Amended and Restated Credit Agreement dated as of October 5, 2021, by and among the Company, certain of its subsidiaries party thereto (Collectively with the Company, the “Borrowers”)), the financial institutions party thereto, as lenders, and Bank of America, N.A., as administrative agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALERES, INC.
(Registrant)

Date: October 7, 2021	/s/ Thomas C. Burke
Thomas C. Burke
Vice President, General Counsel and Secretary